EXHIBIT 24.13

POWER OF ATTORNEY

Novorossiysk	5th February, 2010

Limited “General Maritime Crewing”, principle state registration number 1052309082330, TIN 2315113185, located at office 35, 42 Sovetov street, Novorossiysk, Krasnodarskiy krai, 353900, the Russian Federation (hereinafter – the “Company”), represented by Mr. Gennadiy V. Liventsov, the Director acting by virtue of the Charter of the Company, does hereby empower:

Mr. John Tavlarios, having passport No. 141136776, issued April 19, 2000 by Passport Agency Stamford, residing at:  15 Wrenfield Lane, Darien, CT 06820,

Mr. Jeffrey Pribor, having passport No. 467465587, issued by January 7, 2010 by United States Dept of State, residing at:  55 Green Village Road, Madison, NJ 07940 USA,

(hereinafter separately called as the “Representative”),

To sign the registration statement on Form S-4 (the “Registration Statement”) and any and all amendments (including post effective amendments, exhibits thereto and other documents in connection therewith) to the Registration Statement to be filed by General Maritime Corporation on behalf of the Company.

This Power of Attorney shall be effective for three (3) years from the above date of its issue.

/s/ Gennadiy V. Liventsov
Mr. Gennadiy V. Liventsov

Director

The common seal of
Limited “General Maritime
Crewing Ltd” was hereunto affixed.